EXHIBIT 99.1

3 Bethesda Metro Center Suite 700 Bethesda, MD 20814 Ph: 301.961.1992 Fax: 301.961.1991

At RegeneRx:	At the Financial Relations Board:
J.J. Finkelsten	Tim Grace	Leslie Loyete	Kathy Waller
jjfnk@regenerx.com	FRB-Media Inquiries	FRB-Investor Inquiries	FRB-General Inquiries
301.961.1992	312.640.6667	312.640.6672	312.640.6696

News Release. . .

RegeneRx Receives $1.5 Million From Exercise of Warrants

Pharmaceutical Firm Increases Investment in Company

BETHESDA, MD, September 8, 2004 — RegeneRx Biopharmaceuticals, Inc. (OTCBB:RGRX) (www.regenerx.com) announced today that it received $1.5 million from Defiante Farmacêutica, L.d.a., a wholly owned subsidiary of the Italian pharmaceutical group, Sigma-Tau, in connection with the exercise of warrants associated with its June 2003 purchase of RegeneRx common stock.

Under the terms of the warrants, Defiante purchased 1,382,488 shares of RegeneRx common stock for $1.085 per share. There were no placement fees associated with the transaction. Defiante currently owns 9,875,152 common shares equaling a 29% equity stake in the company.

“We are pleased that Sigma-Tau Group has continued to express confidence in our technology and business plan by exercising their warrants,” said J.J. Finkelstein, RegeneRx’s President and CEO. “Their investments have been very beneficial to RegeneRx’s progress and, similarly, I believe Sigma-Tau is pleased with the company’s increased market valuation over the same period. These funds give us a comfortable financial cushion going into our next phase of clinical development.”

RegeneRx currently has approximately $2.4 million of cash on hand. The company expects to file an IND amendment to begin Phase II dermal clinical trials during the current quarter.

RegeneRx is a biopharmaceutical company developing Tß4 as a platform technology for the treatment of acute and chronic wounds and for the treatment of a variety of human diseases involving tissue and organ repair under an exclusive world-wide license from the National Institutes of Health. The technology is also the subject of over forty world-wide patents and patent applications held by RegeneRx related to dermal, ocular, and internal wounds and tissue repair. RegeneRx successfully completed a Phase I human clinical trial with Tß4 for the treatment of chronic dermal wounds and expects Phase II trials to begin in the third quarter of 2004.

Sigma-Tau is a leading research-based Italian pharmaceutical company with annual revenues of approximately $750 million and over 2400 employees worldwide. Defiante Farmacêutica, L.d.a is a wholly-owned subsidiary of Sigma-Tau Finanziaria SpA, the Group holding company. Therapeutic areas in which the company’s research and development are focused include oncology, neurology, cardiovascular, gastroenterology, metabolism and immunology. Currently, Sigma-Tau is involved in over 40 projects, evaluating 17 molecules and 25 clinical indications. Sigma-Tau has operating subsidiaries throughout Europe and the U.S. and maintains a presence in all of the world’s major pharmaceutical markets.

Tß4 is a naturally occurring peptide present in virtually all human cells. It represents a new class of wound healing drug and is different from other wound repair factors, such as growth factors, in that it promotes endothelial cell differentiation and keratinocyte cell migration, and down-regulates a number of inflammatory cytokines and chemokines. A key mechanism of action is Tß4’s ability to regulate the cell-building protein, actin, a vital component of the cytoskeleton. Additionally, it has recently been reported that Tß4 directly influences the production of laminin-5, a protein necessary for proper adhesion of certain types of mammalian cells and an important component of the wound healing process. It has also recently been reported that Tß4 can inhibit or prevent apoptosis (programmed cell death) in ocular tissues. Researchers at the National Institutes of Health (NIH), and at other academic institutions throughout the U.S., have published numerous scientific articles indicating that Tß4 is effective in accelerating dermal and corneal wounds in several animal models, under a variety of conditions.

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company’s current expectations regarding future events, including the ongoing and prospective development of Tß4 and possible future benefits to the Company, its shareholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to risks and uncertainties, including those reflected in the Company’s filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

# # #